Exhibit 14.1

Message from Ron Williams

Aetna's success as an industry leader will be built on our ability to fulfill our commitments and to abide by a consistent set of values and standards. The Code of Conduct expresses the standards of integrity and business practice that support Aetna's own unique set of values, known as The Aetna Way. The Code also helps guide us in complying with the laws, regulations and ethical standards that govern our business practices.

I expect every Aetna employee, officer and director to understand and follow our Code of Conduct for several reasons. First, it's what our customers expect from us. Second, we have made a commitment to live by our values. And finally, if we follow these guidelines in all aspects of our business, we will be operating with the highest principles of fair and ethical business practices.

The Code of Conduct cannot cover every situation. When choices and decisions must be made, it will require sound judgment. When in doubt, ask for help and use The Aetna Way and our Ethical Decision-Making Framework as guides to make the right choices and take the right actions in conducting Aetna business. If you ever have reason to believe that a legal or ethical violation has occurred, you must report it to your manager, compliance contact, the Law Department or by using the Aetna AlertLine®. Our policies forbid any form of retaliation against you for fulfilling this obligation.

Compliance with the Code of Conduct, other company policies, and the laws and regulations applicable to our businesses must be a priority for each of us. Our officers, directors and senior managers have the added responsibility of promoting the principles in this Code - but I expect all of us to foster a culture in which ethical conduct is recognized and valued. Anything less is unacceptable.

Ronald A. Williams
Chairman and Chief Executive Officer

Introduction

All employees, officers and directors of Aetna must perform their Aetna responsibilities in compliance with this Code of Conduct, applicable laws and company policies. If you become aware of a compliance violation related to any of these, or a business conduct or integrity problem, you must report it right away. If you are ever in doubt about the right thing to do in conducting Aetna business, ask for help.

For over 150 years, Aetna has had a reputation for integrity and reliability. Central to this reputation is the way in which we conduct business. Aetna employees, officers and directors are expected to perform their Aetna duties in line with the standards of ethics and business practices embodied within this Code of Conduct. The Code of Conduct guides our day-to-day actions and provides us with a set of unifying principles that help us maintain our high standards of business conduct and integrity.

Required Business Conduct and Integrity training and acknowledgment
To help you understand our Code of Conduct and our expected standards of business conduct and integrity, every new employee, officer and director must take Business Conduct and Integrity training. Also, you must read this Code. When you are done, you must complete an acknowledgment form (available on our intranet site or from Aetna Compliance) to:

•	Confirm that you have read and do understand the Code, that you are complying with the Code and other key Aetna policies, and that you will continue to comply.

•	Disclose possible conflicts of interest and raise concerns you may have about possible conflicts or Code violations.

Every year you are affiliated with Aetna, you must complete:

•	Business Conduct and Integrity training, and

•	Your acknowledgment form, including updating your disclosure of possible conflicts of interest or other issues as needed.

We know that things change. If you have a new situation that may cause a real or apparent conflict of interest, discuss it with your manager or compliance officer right away. If you are a director, discuss it with the Corporate Secretary or General Counsel. Also, you may need to update your disclosure on your acknowledgment form.

Raising concerns and seeking advice
If you are aware of any compliance violation or business conduct and integrity problem, or if you suspect one, you must report it right away. Ask for help if you don't know what to do. We have resources, including our Ethical Decision-Making Framework, that can help you and Aetna:

•	Do the right thing.

•	Work in a way that preserves our reputation.

If you are a director, you can raise issues and get guidance from Aetna's Corporate Secretary or General Counsel. If you are an employee or officer, turn to your manager. His or her business experience may help you make the right choice. For workplace and employment issues, someone in human resources may be the right person to answer your questions. It is always wise to see your compliance officer or internal legal counsel to raise concerns or get help with issues related to business conduct, integrity or compliance.

You can also ask for help or report a violation or problem by calling the Aetna AlertLine® toll free at 1-888-891-8910 in the U.S.* It is open around the clock, every day of the year and you can call anonymously. Or, you can write to Corporate Compliance at P.O. Box 370205, West Hartford, CT 06137-0205 USA. Our contracted providers and suppliers can use these same avenues to report possible violations or business conduct and integrity concerns.

The Audit Committee of our Board of Directors or the Chairman of the Audit Committee, in consultation with the Chief Compliance Officer, Corporate Secretary or General Counsel, will review any complaints or concerns about our accounting, internal accounting controls or auditing matters.

*Outside of the U.S., dial the AT&T Direct access code for the country you are calling from followed by 888-891-8910.  AT&T Direct access codes can be found at http://www.usa.att.com/traveler/index.jsp or by contacting your local operator .

Confidentiality and non-retaliation policy
We will do our best to guard your privacy to the extent possible if you report a violation, raise a concern or are involved in a complaint or investigation.

Aetna prohibits retaliating against someone because he or she in good faith:

•	Makes a complaint or reports a violation.

•	Cooperates or helps with an investigation.

•	Gives information about a breach of federal or state law or Aetna policy.

This is true whether the person raises the concern to, or cooperates with, Aetna or any law enforcement or other government agency. If a violation is found, appropriate corrective actions will be taken, including disciplining those involved, as warranted. For more information on discipline, see the Disciplinary action section of this Introduction.

If you report concerns about fraud, waste or abuse related to potential false or fraudulent claims for payment from the government, you may also have the right to employment protections under the federal False Claims Act and similar state or other applicable local laws. See your compliance officer or internal legal counsel for more information on:

•	These laws and protections.

•	Aetna policies and procedures for detecting and preventing fraud, waste and abuse in government health care programs.

Code administration and waiver
You can see the Code of Conduct on our public website at http://www.aetna.com/governance/code.html.  Any changes to this Code will be put on our public website within four business days after the change is made.

•	Any waiver or administration of this Code for our directors can only be implemented by the Aetna Board of Directors or the Board's Nominating and Corporate Governance Committee.

•	Any waiver of this Code for executive officers can only be given by the Aetna Board of Directors or by the Board's Audit Committee.

•	Any waiver of this Code for other officers or employees can only be granted by the Chairman.

•
Any waiver of this Code for directors, executive officers, the Chief Financial Officer, the Corporate Controller, or people with similar functions will be put on our public website within four business days after the waiver is granted.

Disciplinary action
If you are an employee or officer, you may be disciplined, including loss of your Aetna job, if you:

•	Do not follow this Code or other Aetna policies.

•	Break any laws or regulations that apply to Aetna.

•	Tell an employee to break the Code, an Aetna policy, a law or a regulation.

•	Do not share information or provide false information about a violation of the Code, a law or a regulation.

•	Retaliate against another employee who reports a suspected violation of the Code, a law or a regulation, or who cooperates or helps with an investigation of a possible violation.

If you manage a person who commits a violation and the investigation shows that you ignored the Code or a law or regulation, you also may be disciplined, including loss of your Aetna job. See the Workplace Policies section in AccessHR for more information.

Statement 1: Conflicts of interest

Employees, officers and directors must avoid real or apparent conflicts of interest. You must act in a way that protects Aetna's reputation.

Employee and officer affiliations and interests
You may not have ownership interests or participate in outside activities that create a conflict of interest or interfere with your ability to do your job. You must report to your manager and compliance officer for review and approval any of the following types of proposed or existing affiliations or ownership interests involving you or a family member or close friend who lives in your home:

•
A position (as employee, officer, director, consultant or agent) with any business, nonprofit organization or government entity that is an Aetna competitor, customer, provider or supplier, or for other reasons may lead to a conflict of interest.

•	The acquisition of a significant ownership interest in any business. A “significant ownership interest” is one-tenth of one percent or more of any business, including a partnership.

You must not be an officer, director or advisor of, or hold a similar position with, a for-profit business without first getting approval from the Chairman or someone appointed by the Chairman, in consultation with Compliance. Contact your compliance officer if you need the Chairman's approval.

It may not always be clear when you have a conflict of interest. For example, a conflict of interest may arise if you or a member of your household has any affiliation with or ownership interest in a competitor, customer, provider, supplier or any company that does business with Aetna or works with a nonprofit or political organization with interests that intersect with Aetna's businesses or with our position on a public policy. Your compliance officer can help if you have questions. Be sure to report possible conflicts to your manager and compliance officer. For guidance on when to report family or personal relationships with other Aetna employees, see Statement 7.

Q: My wife is an employee benefits manager for an Aetna customer. I am a customer service representative at Aetna. Is this a conflict of interest?
A: It could be. You must report the relationship to your manager and compliance officer. To avoid the appearance of a conflict, you should not be involved in matters related to your wife's company. You should take care not to disclose or discuss any member or other confidential information with your wife.

Q: I am a new employee. I own a consulting business that has worked with Aetna for years. I was hired by Aetna to do similar work. Can my consulting company still work with Aetna if my sister runs the business?
A: As long as you own the consulting business, it should not continue to work with Aetna while you are an employee here. Even if your sister runs the company, there is an overlap in the business interests of your company and your work for Aetna. You should disclose your ownership of this business and its relationship with Aetna on the online Business Conduct and Integrity acknowledgement form.

Q: I am a claims processor. I have a job offer to help a health care provider keep records on weekends. Is this a conflict of interest?
A: Since you process claims for Aetna and your weekend work may include submitting claims or handling claim files, there is a good chance of a real or apparent conflict of interest. You must report the job offer to your manager and compliance officer to see if it will be OK to accept it.

Director affiliations and interests
A director may have a conflict of interest if:

•	You take an action or have an interest that makes it hard to perform your duties for Aetna objectively and effectively.

•	You or a family member receives improper personal benefits because of your Aetna Board position.

To avoid director conflicts of interest, Aetna does not allow:

•	Outside directors to have a direct economic relationship with Aetna unless it is approved by the Aetna Board of Directors.

•	Aetna loans to directors or their family members.

•	Aetna guarantees of obligations of directors or their family members.

The Nominating and Corporate Governance Committee of the Board must review the following situations for possible conflicts:

•	Any proposed affiliation with a for-profit organization.

•	Any proposed transaction involving Aetna or an Aetna subsidiary where a director has a direct economic or beneficial interest.

Conflicts of interest are not always clear. Directors should report possible conflicts to, and are encouraged generally to consult with, the Corporate Secretary or General Counsel. They will consult with the Chairman of the Board, the Nominating and Corporate Governance Committee, or other members of the Board of Directors, as appropriate.

Disclosure to customers
Working with brokers and other producers may lead to situations that could create real or apparent conflicts of interest. We believe it is best for our customers, producers and Aetna when our customers understand our financial arrangements with producers. You must follow Aetna's rules for disclosing relationships with producers. Refer to the Policy on Producer Compensation and ask your compliance officer or internal legal counsel if you have questions.

Giving or accepting gifts
It is important that gifts or promotional items exchanged in the normal course of business be appropriate. You should generally neither give nor receive expensive gifts or other benefits. Never accept or give gifts of cash or cash equivalents (such as gift certificates). You may accept or give occasional, inexpensive gifts or promotional items (such as t-shirts, mugs, and other logo items) if doing so is legal and the gift is neither intended nor likely to be perceived by others as an attempt to influence business decisions. Any gifts given must be accurately disclosed in the appropriate expense report. It could be unlawful to offer any gift, travel expense, entertainment or meal, regardless of the cost, to a person who works for a federal, state or local government entity. See Statement 6 of this Code for more detail.

If you are offered or receive an expensive or inappropriate gift, politely refuse by explaining Aetna's policy on accepting gifts. Ask your compliance officer for help if you are unsure about a gift offered to you.

Q: A supplier sent me a gift basket with fruit and cookies to celebrate the end of a project. May I keep it?
A: This type of gift is generally acceptable as long as it does not contain expensive or inappropriate items or cash equivalents, and it is shared with others in your office, if possible.

Q: A supplier offered me tickets to a Super Bowl game. May I accept the tickets?
A: No. Whether the tickets were offered for your personal use or whether they were offered in conjunction with a meeting to discuss Aetna business, this type of offer is expensive and may be viewed by others as an attempt to influence your business decisions. Consult with your compliance officer to determine whether it would be OK for you to pay the supplier the fair market value for the tickets.

Travel, entertainment and honorarium
Aetna pays for your business travel costs as permitted by Aetna's Travel and Entertainment Reimbursement Policy. These costs generally should not be paid for by others. You may accept meals or entertainment included for all attendees during conferences and similar meetings. You may also occasionally accept meals or entertainment offered in conjunction with meetings to discuss Aetna business. Do not accept such offers if they are lavish or expensive or if they are likely to be perceived by others as an attempt to influence your business decisions. Consult with your compliance officer if you have questions.

Aetna will pay for business related entertainment provided to others if permitted by law and Aetna's Travel and Expense Reimbursement Policy. It could be unlawful to offer any travel expense, entertainment or meal, regardless of the cost, to a person who works for a federal, state or local government entity. See Statement 6 of this Code for more detail.

You may not be paid (often referred to as an “honorarium”) by others for participating in activities, professional forums or surveys that are related to Aetna or our business interests. If you are on a professional committee or make a platform speech, you generally may accept the event sponsor's offer to pay reasonable travel costs as long as other committee members or speakers who are not Aetna employees are treated equally.

Q: A supplier has offered to pay for my airfare and hotel costs for an upcoming conference. The same offer has been made to other attendees, but I will not be a speaker at the conference. May I accept this offer?
A: Since you are not speaking at the conference, Aetna should pay for your hotel and travel costs.

Q: I have been offered an honorarium of $1,500 to speak at an upcoming conference. The conference sponsor also offered to pay for my travel and hotel expenses. The same offers have been made to all the speakers. May I accept these offers?
A: You may accept the offer of travel and hotel expenses, but you may not accept the honorarium. However, you may suggest that the conference sponsor donate the money in the sponsor's name to a charitable organization like those supported by the Aetna Foundation.

Discounts and preferential treatment
You must not accept a discount or preferential treatment that you know is offered to you because of your position at Aetna, except for discounts that are offered to all Aetna employees. If you use an Aetna supplier or contractor for personal purposes, you must pay full market value for the services and materials.

Q: I was offered a discount on catering services for my family party by a company that I use to arrange Aetna events. May I accept the discount?
A: Yes, but only if the discount is approved by Aetna and available to all Aetna employees. Other “personal” discounts that are offered to you because of your position with Aetna are considered gifts and must be turned down. Talk to your manager or compliance officer if you need help on a specific case.

Loans and guarantees of obligations
Loans to, or guarantees of obligations of, executive officers and their families are prohibited. Loans to, or guarantees of obligations of, other officers and employees may create conflicts of interest. They must be reviewed and approved in advance by the Chairman or someone appointed by the Chairman.

Your Aetna contacts
For employees and officers: your manager, compliance officer or internal legal counsel.  For directors: the Corporate Secretary or General Counsel.

Statement 2: Record keeping and use of Aetna property and resources

All record keeping and use of Aetna property must be legal and proper.

We are required to submit many documents and reports to the Securities and Exchange Commission and other regulators. These materials and any other Aetna public communications must include disclosure that is full, fair, accurate, timely and easy to understand.

You generally must use Aetna property and resources only for Aetna business. This includes the information in our computing and communications systems, such as e-mail, Internet and business applications. Some departments may permit incidental personal use of Aetna computers or other office equipment. If you are unclear on your department policy, you should ask your manager. See Statement 4 for guidance on protecting information; see below for additional guidelines on use of Aetna resources.

If you suspect improper record keeping, or if you think Aetna property or resources are being misused, contact your:

•	Manager,

•	Compliance officer,

•	Internal legal counsel,

•	Controller, or

•	Investigative Services.

Q: Can I use my Aetna computer or phone to plan a vacation?
A: Some areas do not allow the personal use of Aetna computers or phones. But many areas allow incidental personal use as long as it is not excessive, inappropriate or abusive. You must not use Aetna computers or office equipment for inappropriate things like gambling or accessing inappropriate websites or chat rooms. Ask your manager if you are not clear on your department policy.

Record keeping and accounting controls
You must keep books, records and accounts in a way that shows a fair and accurate accounting of all business transactions and use of assets. You must show them in reasonable detail.

Falsifying an Aetna company record is not allowed. Off-balance sheet transactions, arrangements and obligations must not be executed, and unrecorded funds or assets must not be maintained unless permitted by applicable law or regulation. If permitted, such transactions, arrangements, obligations and accounts, if material, must be disclosed in appropriate reports to the Securities and Exchange Commission.

Officers and managers must build and keep an internal accounting system with controls that:

•	Prevent unauthorized, unrecorded or inaccurately recorded transactions.

•	Let financial statements be prepared that are based on generally accepted accounting principles.

Managers must make sure that third parties who create or update Aetna records follow the same rules, where appropriate.

Corporate opportunities and resources
You must not:

•	Take for yourself a business opportunity that you discover using Aetna property, information or your Aetna position.

•	Use Aetna property, information, resources or Aetna position for your own personal gain.

•	Compete with Aetna.

•	Take or keep Aetna property, resources or confidential information once you leave or are no longer affiliated with Aetna.

Q: My department allows incidental personal use of Aetna computers and the Internet. Does that mean I can use Aetna e-mail to communicate with customers of my personal real estate business?
A: No, Aetna property and resources should not be used for personal gain such as your personal real estate business.

Bribes and other illegal payments
You must not make or approve:

•	Bribes.

•	Payment for illegal activity.

•	Use of Aetna property or resources in a way that creates a conflict of interest or is against the law. See Statement 1 for guidance on giving gifts.

Foreign payments
You must comply with the U.S. Foreign Corrupt Practices Act. It makes it illegal for U.S. companies to win, retain or direct business by offering, paying or approving payments to foreign government workers, political parties and their officials, and political candidates. In many cases, the Act also applies to foreign subsidiaries of U.S. companies.

Payments for goods or services
Payments you make on Aetna's behalf to a supplier, consultant, broker or other party must be made for identifiable goods and services only and must be appropriate in relation to the goods or services provided.

Monitoring
Aetna may monitor or inspect information systems, e-mail, Internet use, personal computer files, or anything kept in Aetna furniture or on company property.

Aetna may do this at any time for any company purpose including to stop or find improper record keeping; improper use of Aetna property or resources; or violations of the law, Code of Conduct, or other company policies.

Your Aetna Contacts
For employees and officers: your manager, compliance officer, internal legal counsel, controller, or Investigative Services.  For directors: the Corporate Secretary or General Counsel.

Statement 3: Fraud, dishonesty and criminal conduct

Aetna's reputation and continued success depend on all of us doing business honestly and in compliance with applicable laws, regulations and ethics rules. Fraud, dishonesty and criminal conduct by anyone doing work for, or business with, Aetna is not allowed.

Conduct that is not allowed includes:

•	Stealing employee or Aetna property.

•	Misusing an Aetna computer, telephone, mail or other resource.

•	Making false records or reports, including signing another person's name or altering an Aetna document without your manager's approval.

Follow these guidelines if you see or suspect fraud, dishonesty or criminal conduct:

•	Immediately report the situation to Investigative Services, internal legal counsel, or your compliance officer.

•	Do not talk about it with anyone except those authorized to investigate the matter.

•	Do not discipline an employee or officer until you:

-	talk to Investigative Services, and
-	are cleared to do so by your compliance officer or internal legal counsel, in consultation with Employee Relations.
•	Do not promise for any reason not to report the conduct to law enforcement.

•	Do not try to talk anyone out of reporting real or suspected illegal activity or improper conduct to any law enforcement or government agency.

•	Do not destroy, change, falsify or hide evidence of any activity that violates this Code of Conduct. You must not even attempt to do this.

•	Do not retaliate against anyone because he or she in good faith:

-	reports a possible violation of law, regulation or Aetna policy,
-	helps Aetna or a government agency investigate a psossible violation, or
-	files or participates in a proceeding to address a possible violation.

•	You must cooperate and be truthful during all Aetna investigations.

•	If law enforcement or another government agency contacts you about a possible violation, immediately report the contact to Investigative Services, internal legal counsel or your compliance officer.

Your Aetna contacts
For employees and officers: Investigative Services, internal legal counsel or your compliance officer.  For directors: the Corporate Secretary or General Counsel.

Statement 4: Protecting member and other confidential information

You must keep member information safe from access, use or disclosure that is not appropriate. You must treat confidential information about Aetna, our employees and those who do business with us the same way.

Aetna values the trust that is placed in us by:

•	Members,

•	Plan sponsors,

•	Doctors and other providers,

•	Brokers,

•	Consultants,

•	Suppliers,

•	Shareholders,

•	and others who do business with us.

To keep that trust, we must keep safe all member information and all other confidential information. We must also comply with the federal, state and local privacy and security laws that apply to Aetna. Each of us must treat this information with care to protect it from unapproved or inappropriate access, use or disclosure. You must follow Aetna's privacy and information security rules including the guidelines set out below. If you do not do this, you could face discipline that may include the loss of your job.

Member information:

•	A member's name, address, date of birth, I.D., gender, Social Security number and other nonpublic personal information.

•	Financial, health or other information about the member that is not public. Health information is information that identifies the member and relates to the member's medical history.

Proprietary information:

•	Nonpublic information that is created or used in support of Aetna business or the business of another company. This information is owned by Aetna or the other company.

Nonpublic information:

•	Information that is not known by or available to the public. Examples include information about:
-	members, employees, customers, suppliers, providers and competitors.

-	Aetna business strategies or processes.

-	pending contracts.

-	unannounced products and initiatives.

-	research results.

-	unannounced financial results or projections.

To learn more about confidential information, contact your business area's privacy and security manager or your compliance officer.

Member Information
To keep member information safe, you must:

•	Not access, use, view or send member information within Aetna unless you are authorized and there is a valid and approved business reason.

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Not make member information known to anyone outside Aetna unless it is approved by your manager in consultation with internal legal counsel or your compliance officer. Approval cannot be given unless there is a real business need for the disclosure and it is allowed under Aetna policy and the law.

•	Encrypt any member information that you send through e-mail that may go outside Aetna. You must comply with all Aetna information security safeguards.

Q: I am approved to use Aetna's claim systems. Can I use my system access to update or view information for my family or friends?
A: No. In your Aetna role, you should not handle or be involved in any matters related to information about you or anyone you know. You should make sure there is not even the appearance of anything improper. If you are assigned to a claim or other matter about a family member or friend, you should ask that the matter be assigned to another worker. You should report the relationship to your manager and compliance officer.

Other confidential information
Among Aetna's most important assets is our proprietary and other confidential information. This includes confidential information about Aetna, our business interests, employees, customers, plan sponsors, providers or suppliers. If used for the benefit of an Aetna competitor, the information could harm or limit our ability to meet our business goals.

To protect this information, you must:

•	Not access, view, or use confidential information unless you are authorized and there is a valid business reason to do so.

•	Not send confidential information inside Aetna unless there is a business need to do so.

•
Not send confidential information to anyone outside Aetna without prior approval from your manager. Your manager must consult with internal legal counsel or your compliance officer before giving approval.

•	Encrypt any confidential information that you send through e-mail that may go outside Aetna. You must comply with all Aetna information security measures.

Information security and records retention
You must protect and keep private any document under your control that includes member information or any other confidential information. This means using encryption when you send or store documents electronically, and locking up paper documents when they are not in use. You must follow all security procedures that are listed in our Information Security Policy and Standards. When we no longer need to keep this information, you must dispose of it in a way that makes certain it is kept safe and private until properly destroyed. For more information, see Aetna's Records Retention and Management Policy.

When your Aetna job or affiliation ends

You must not take or keep member information or other confidential information once your Aetna job or affiliation ends. You must return any such information that you have, and you must not use or disclose this information for any reason anywhere else, such as at a different employer or company. Aetna can inspect any materials you have when you leave Aetna to prevent unauthorized removal of information. If you have signed an agreement with Aetna requiring continued cooperation, confidentiality, or non-solicitation of employees, you must honor those obligations after leaving Aetna.

Your Aetna contacts
For employees and officers: your manager, internal legal counsel, compliance officer or privacy and security manager. For directors: the Corporate Secretary or General Counsel.

Statement 5: Business and trade practices

You are expected to obey all laws and regulations that apply to Aetna's business and to follow all company policies. You must be honest and act with integrity in all of your Aetna business dealings.

Our businesses must comply with many federal, state and local laws, regulations and rules. How well we comply is often tested through state market conduct exams and other regulatory requests for information.

Also, our products and services are primarily contractual promises. As we strive to outperform our competition, we will do so honestly, fairly and with integrity. We will deal fairly with our customers, providers, suppliers and others with whom we do business.

Here are some key guidelines that you must follow in conducting Aetna business:

•	You must not break any law or regulation, including unfair trade or insurance practices laws.

•	You should consult with internal legal counsel on any matter relating to actual or potential noncompliance with any law or regulation or any of Aetna's contractual commitments.

•
You must not be part of any conduct or sales practice that is intended to mislead, manipulate, or take unfair advantage of anyone, or misrepresent Aetna products, services, contract terms or policies to a customer, member, provider, supplier or regulator. If you do so by mistake, talk to your manager, internal legal counsel or compliance officer. Then, correct it as soon as you can.

•	You must neither make, approve nor accept bribes, kickbacks or illegal payments.

•	Do not agree with representatives of a competing company, or with others, to be part of these or any other practices that may illegally restrain competition:

-	fixing prices.

-	allocating or dividing markets or customers.

-	boycotting or refusing to deal with competitors, customers or suppliers.

•
You must know and follow our Records Retention and Management Policy. Never destroy, change or falsify a document that could be relevant to an anticipated or pending lawsuit or investigation. Meet with and follow the direction of internal legal counsel on these issues.

•	Do not get confidential information from others in a way that is not proper.

•	You must not accept, keep or use trade secret information that was improperly obtained by another person.

•	Do not ask or permit a past or present employee of another company to improperly disclose confidential information about that company.

•
Do not discuss or share sensitive competitive information (for example, relating to pricing or market share) with representatives of other companies or industry and trade associations. You may do so only if your manager, in consultation with internal legal counsel or your compliance officer, has given you approval to do so.

•	Do not take part in industry or trade associations unless your manager, after talking with internal legal counsel or your compliance officer, approves it.

Your Aetna contacts
For employees and officers:your compliance officer or internal legal counsel. For directors: the Corporate Secretary or General Counsel.

Statement 6: Government contracts

You must help Aetna be a responsible and reputable government contractor.

Aetna takes seriously winning and keeping government contracts. We work hard to properly administer the contracts we earn. We must conduct these activities in a way that fully complies with all the laws, regulations and ethics rules that apply. Our work must meet our own high standards of business conduct and integrity. The same holds true for any of our subcontractors involved in supporting a government contract.

All government contracts
You must follow all federal, state and local laws that apply to government contracting and procurement.

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You must not offer, promise or give a gift of any value to a federal, state or local government employee or elected or appointed official that might influence or reward them for their official acts or decisions. Do not pay for their travel or lodging costs. Do not pay for their meals, refreshments, entertainment or give them gifts unless you know that it is not against any laws or ethics rules. If you are not sure, ask the public official if accepting your offer is allowed under the laws, regulations or ethics rules that apply to them. Or, if there is time, talk to internal legal counsel or Government Relations before you make the offer.

•
You must not use any Aetna funds from any source to lobby for or influence the awarding of any government business to Aetna without specific approval to do so from Government Relations. See Statement 9 for additional rules on contacts with government representatives.

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Some government contracts ask you to certify that when you pursued the contract you did nothing that is prohibited by procurement laws or regulations. Do not sign certificates or disclosures from a government body that are related to lobbying, lobbying costs, political contributions or election matters. These requests must go to the Federal Government Relations team for review and signoff. If you are requested to sign a certificate or disclosure related to conflicts of interest, you must contact internal legal counsel or your compliance officer.

You must also follow all employment laws that apply to federal, state and local contractors.

These include:

•	The Equal Employment Opportunity law.

•	State or local human rights laws.

•	Laws that say you may not discriminate against protected classes of people.

See Statement 7 for additional information on these laws.

Federal government contracts

Aetna must follow special rules when we contract with the U.S. federal government, including:

•
Employees and officers, and our subcontractors and providers as appropriate, must follow the laws, rules, regulations and requirements of contractor conduct in the Federal Employees Health Benefits Program (FEHBP), Medicaid and Medicare and other government programs. This includes our Medicare Advantage and Medicare Part D programs. If you are an employee or officer and you do not follow these rules, you may be disciplined, including possible loss of your Aetna job. If you are a subcontractor or a provider and you do not follow these rules, you may lose your contract with Aetna.

•	You must follow the rules on recruiting and hiring current or former federal workers. Your internal legal counsel must give approval before you talk to such individuals about working at Aetna.

•
You must let internal legal counsel or a compliance officer know right away if you have been debarred, excluded or suspended from working with any government sponsored program. This includes Medicare and Medicaid. If you are a director, you must let the Corporate Secretary or General Counsel know. You must also tell them if you know of any other reason why you might not be permitted to perform work related directly or indirectly to a government sponsored program, or if you know of anyone who works or is affiliated with us who is in this situation.

•	You must not give or accept “kickbacks” or “rebates” (that is, anything of value) in connection with a government contract.

•
You must not use money paid to Aetna from a federal government contract (referred to as “appropriated funds”) for lobbying activity that is focused on influencing federal officials and personnel in connection with the awarding of any federal contract, loan or other business. This same ban on appropriated funds is often adopted by state and local governments with respect to state or local government business.

•
You must follow all laws and regulations that apply in the countries where Aetna does business. Do not make any payment that is in violation of the U.S. Foreign Corrupt Practices Act. Statement 2 has more information on our duties under this Act.

•	If your job includes working with federal contracts, you must follow the federal privacy laws and regulations that apply to the federal agency that maintains the contract.

•
Be accurate and complete when you represent, certify, negotiate or work with a federal government contract. You must give the federal government cost, pricing and other required data that is current, complete and accurate. You and Aetna may be liable for false, incomplete or misleading:

-	proposals, quotes and rates,

-	reconciliations,

-	certifications, or

-	other documents and statements.

State and local government contracts
State and local laws and ethics rules on contractor conduct for Medicaid, children's health programs, and state or local health plans are often like the federal rules above; however, they vary by locality. See your internal legal counsel with questions on how state or local rules may apply.

Your Aetna contacts
For employees and officers: your internal legal counsel, compliance officer or Federal Government Relations. For directors: the Corporate Secretary or General Counsel.

Statement 7: Employment practices and work environment

We strive for a workplace that is inclusive and safe for our employees and business partners. Our policies and programs are designed to promote fairness and respect for all individuals, and to foster a workplace where diversity and inclusion are valued. We do not tolerate discrimination, harassment or retaliation. Behaviors that put our employees or business partners at risk are not allowed.

Equal employment opportunity
We are proud to be an Equal Opportunity and Affirmative Action employer. It is our goal to have a work force that reasonably reflects the diversity of qualified talent that is available in relevant labor markets.

We base employment decisions, including selection, development and compensation decisions, on an individual's qualifications, skills and performance. We do not base these decisions on personal characteristics or status, such as race, color, sex, pregnancy, national origin, citizenship, religion, age, disability, veteran status, sexual orientation, gender identity, marital status, and/or genetic information.

Harassment-free workplace
We strive to have a workplace that is free from harassment. We do not tolerate inappropriate behavior or harassment by, or of, our employees or business partners, including when it is based on the characteristics or statuses described above. Under our anti-harassment policy, harassment is any behavior that:

•	Unreasonably interferes with a person's job performance, or

•	Creates a workplace that is intimidating, hostile or offensive.

Employees, officers and directors must:

•	Treat everyone with respect, and

•	Refrain from unwelcome or potentially offensive verbal or physical behavior, including slurs, name calling, jokes, touching and other potentially harassing or intimidating actions.

Managers must:

•	Administer Aetna policies and programs in a way that is appropriate, consistent and does not discriminate,

•	Monitor the workplace and take steps to prevent and address inappropriate behavior,

•	Support our equal opportunity and affirmative action policies and programs, and

•	Make reasonable accommodations for workers with disabilities in keeping with the laws that apply.

Aetna will decide what behavior is not acceptable in our workplace. We will discipline those who act in an unacceptable way.

Personal relationships
We want to avoid even the appearance of favoritism in the workplace. People with close personal relationships must not be in supervisory/subordinate reporting relationships or other positions of authority that can influence employment decisions about one another. For example, you must not be in the reporting line of, or have in your reporting line, an employee who is a relative or with whom you have a close personal relationship (e.g., someone you are dating or with whom you have a close friendship).

If you find yourself in this situation, you must disclose it by calling the HR Contact Center or your compliance officer. HR or Compliance will work with your management to see if a change in reporting relationships is needed.

Violent behavior, alcohol and drugs
We want a workplace that protects the health and safety of our employees and business partners. That is why Aetna prohibits intimidating behavior, threats and acts of violence in our workplace. It is also why we require a workplace that is free from drugs and alcohol. You must come to work free from the negative effects of drugs or alcohol, and able to perform all your job duties.

Our Alcohol and Drug policy does not allow you to abuse or to unlawfully make, distribute, dispense, possess, use, transfer, solicit, purchase or sell:
•	Alcoholic beverages.

•	Controlled substances.

•	Illegal or prescription drugs.

This Alcohol and Drug policy applies while you are on company property and while you are doing company business anywhere.

To help you comply with our Alcohol and Drug policy, we have an Employee Work/Life Assistance (EWLA) program. It offers assessment, counseling and referrals for alcohol and drug-related problems.

Raising concerns and Aetna's non-retaliation policy
If you believe that you have experienced or witnessed inappropriate behavior, you must report it to:

•	Your manager,

•	A senior manager,

•	The HR Contact Center, or

•	Anonymously through the AlertLine®.

Aetna prohibits retaliating against anyone because he or she in good faith:

•	Makes a complaint about or reports a violation of any of these policies, or

•	Cooperates in the investigation of such a complaint.

Anyone who violates any of Aetna's employment or other policies may be disciplined, up to and including termination of employment.

For more information on our employment policies, practices and expected behaviors, see the Workplace Policies section in AccessHR.

Your Aetna Contacts
For employees and officers: your manager, compliance officer, internal legal counsel, or, from the U.S., the HR Contact Center (1-800-AETNA-HR).
For directors: the Corporate Secretary or General Counsel.

Statement 8: Securities transactions

You must not trade securities if you have material nonpublic information about those securities.

You must follow all insider trading and securities laws and all Aetna policies on securities transactions and handling confidential information. Insider trading is unethical and illegal. It will be dealt with firmly by Aetna. You and Aetna could face civil and criminal penalties for insider trading.

Follow the rules below when you enter into any transaction regarding Aetna securities including:
•	Common stock.

•	Stock options.

•	Preferred stock.

•	Debt instruments.

•	Transfers, that you control, of accumulated values to and from any Aetna common stock account in any Aetna benefit plan, including the 401(k).

In some cases, insider trading rules apply to the purchase or sale of securities of other companies, including those securities that trade in foreign markets.

The rules apply to members of your family and any person living in your home. You must use discretion when you talk about work with friends, family and other employees.

What is “material nonpublic” information?
“Material” information is information that a reasonable investor would think is important when making a decision about buying, holding or selling a company's securities. Information that affects the price of our stock is typically “material.” Here are some examples:

•	Financial results or expected results for the quarter or the year.

•	Possible mergers or acquisitions.

•	Major changes in customer relationships.

•	Getting or losing an important contract.

•	New product news.

•	Changes in senior management.

•	Major lawsuit developments.

Whether or not information is “material” may depend on the circumstances. Contact internal legal counsel for guidance.

Information is considered “nonpublic” until:
•	It is made publicly available by Aetna.

•	The public and the financial markets have had time to read and understand it.

Examples of public information include press releases and public filings with the Securities Exchange Commission.

Protect yourself and Aetna. Follow these rules.

•	Do not trade Aetna securities if you have material nonpublic information that relates to Aetna's:
-	operations,

-	activities,

-	plans, or

-	financial results.

In some cases, some employees or directors can trade Aetna securities based on a pre-arranged contract, instruction or plan that complies with the law. Entering into such a pre-arranged contract, instruction or plan, or any changes to it, must be approved by the Chairman or someone appointed by the Chairman, in consultation with internal legal counsel.

•
You should limit your transactions to times when it is reasonable to think that all material information is made public. Let two business days pass between the time the information is made public through news services and the time you place your order to buy or sell. This gives the market time to absorb the information.

•
Do not trade securities of another company if you have material nonpublic information about that company, and the trade would violate Securities and Exchange Commission rules. Do not trade securities of another company if the trade for other reasons is not legal or creates a conflict of interest.

•	Do not share material nonpublic information that you have about Aetna or any other company with anyone who is:

-	inside Aetna, unless they need the information to do their job.

-	outside Aetna, unless your manager has worked with internal legal counsel to approve sharing it.

Information you have because of your position at Aetna belongs to Aetna, and you must not take or share it for anyone's benefit. Giving a tip based on this information is unethical and illegal, even if you do not profit from it.

•	You may not buy or sell “put” or “call” options or other derivatives on Aetna stock. You may not sell Aetna stock short.

•	When you buy or sell Aetna securities, you must tell the broker about your relationship with Aetna.

Your Aetna Contacts
For employees and officers: your internal legal counsel or compliance officer. For directors: the Corporate Secretary or General Counsel.

Statement 9: Interacting with the media, the government or an outside party or organization

You may not speak for Aetna unless you have received approval from senior management or the Board of Directors to do so. Your own views must be kept separate from Aetna views. Aetna funds may not be used to hire a lobbyist or to make a political donation unless you have received prior approval from Government Relations.

Because companies are watched closely by the public, any public statement that may be linked to Aetna must be given with care. When communicating publicly, if your Aetna affiliation is known, you must take care to keep your own views separate from Aetna views. To protect you and Aetna, contacts with outside parties (including the media and government) must be in keeping with the laws that apply and these rules.

Company communications

•
You must not speak publicly for Aetna unless you have received approval from senior management or the Board of Directors to do so. If you send or make communications (like e-mails, mailings, speeches or presentations) that go outside of Aetna and are addressed to more than one person, they must be reviewed by the Quality Communications Center (QCC) in consultation with internal legal counsel, if needed. This includes anything you might send to:

-	members,

-	those thinking about joining an Aetna plan,

-	plan sponsors, or

-	doctors and other providers.

•	To make sure that we set the right tone and message, media requests must go to the Communications department. They will review the request and answer for Aetna. Contact the head of:
-	Communications,

-	Corporate Communications, or

-	Business Communications.

•	Requests from financial analysts or shareholders must go to the:
-	Chief Financial Officer, or

-	Head of Investor Relations.

•
If a supplier asks you for a quote for a press release, or asks you for Aetna's approval or support of a product or service, send the request to the Communications department. They will review the request with the right business lead and compliance officer.

Personal communications

•
Do not use Aetna letterhead or titles when you write about issues that are not related to Aetna. An example is a letter to the editor. There are times when you can use letterhead for civic, public service or charity events, but only if you get approval from your manager and compliance officer.

•
You must take care not to lead others to believe that Aetna supports your opinions. Do not link Aetna to your own opinions when you speak, write or take part in personal activities, unless you have received approval from your manager to do so. This includes using the Internet.

•
Our key managers, and employees who regularly interact with the media on Aetna's behalf, must not disagree in public with Aetna's official positions. This is because it may be hard for the media to separate the personal views of these employees from our official company positions.

Political activity and contributions

•
You must not use Aetna funds to support any state or local candidate, ballot initiative, referendum or other question, or political activity, unless you get prior written approval from Government Relations. This is true no matter where the Aetna funds come from (for example, core, segment or region funds, or reimbursement of personal contributions such as money spent going to a political event).

•
You must not use Aetna funds to make any political contribution related to a federal election (whether to a candidate, political party or political action committee) since it is against the law. In some cases, Aetna funds may be used to support some federal political activity. You must contact Government Relations to obtain written approval and if you have questions.

•
Aetna is permitted by law to use its funds to support the administration of the Aetna political action committee (Aetna PAC). But, we are not permitted to contribute Aetna funds to the Aetna PAC for election contribution purposes.

•	Any use of Aetna funds for any political activity must be processed through Government Relations, no matter what the source of the funds (core, segment or region funds).

Contacts with government representatives

•
You must work with your internal legal counsel or with Government Relations on issues that involve federal, state and local government. Promptly contact internal legal counsel, Regional Compliance or Government Relations if any part of the government, including a state insurance department, reaches out to you on an unexpected situation or matter. See Statement 6 for additional guidance related to government contracts.

•
Only senior managers and those chosen by Aetna for government relations or legal work can formulate and express Aetna's views on legislation, regulations or government action. Other employees may communicate Aetna's views only with specific guidance from Government Relations.

•	Only people from Government Relations or the Law Department may hire lobbyists to help Aetna.

Your Aetna contacts
For employees and officers: your manager, the Communications team, your compliance officer, internal legal counsel or Government Relations. For directors: the Corporate Secretary or General Counsel.

Statement 10: Intellectual property

Intellectual property is valuable to Aetna. You must protect it from improper use or disclosure. This is true whether it is owned by Aetna or licensed from others.

You must handle all intellectual property that is under your control at Aetna in the right way. This includes all names, patents, logos, trademarks, service marks, registered marks and copyrights. See the Aetna Intellectual Property Guide for more information, and follow these rules to help you protect intellectual property.

Aetna's intellectual property

•	Before you use a new service mark or trademark, be sure internal legal counsel approves it. If the mark is approved, follow the guidelines for use in the Aetna Intellectual Property Guide.

•
When created by Aetna, put copyright notices on all audiovisuals, Internet materials, computer programs, screen displays and other items meant for outside use or for broad internal use. Internal legal counsel will give you the right form of copyright notice.

•
Do not share Aetna's trade secrets. Do not let anyone outside of Aetna use our marks or copyrighted works without getting approval from senior management, and getting a signed confidentiality or license agreement that is approved by internal legal counsel.

•
Tell internal legal counsel right away if you know of any unauthorized or improper use or disclosure of an Aetna name, logo, service mark, trademark, trade secret, confidential document, patent or copyright.

Intellectual property of others

•	Unless you have written approval from the owner, do not use another party's name, logo, trademark, service mark or copyrighted material.

•	Treat all computer programs, documents and materials the same way you would treat Aetna trade secrets or confidential material. Do not remove copyright notices from software or its documentation.

•
Aetna has a photocopy agreement with the Copyright Clearance Center. This allows us to make copies of many hard copy publications, but only when you use the copies inside Aetna and follow certain conditions. Contact internal legal counsel for approval of photocopying.

•
Do not copy full-length or edited videos. You must get any required written approvals before you put all or part of a movie, newscast or TV show in an Aetna production. Contact internal legal counsel for assistance.

•
You must get approval from the person who owns any Internet material before you can use it in any Aetna material or presentation. This includes music, clip art, text, graphics, logos and other website elements. You must assume that all material on Internet websites is copyright protected even if no copyright symbol (designated by ©) is shown.

•
Aetna has a contracted right to play certain music at company events. See internal legal counsel to see if your use is allowed. Do not combine music with video or computer presentations without getting the written approval that internal legal counsel thinks is needed.

Q: I found an article on the Internet that I want to share with my coworkers. Can I copy and paste it to a document? Can I e-mail it?
A: No. You cannot copy and send the article unless you have written permission from the owner. As an alternative, you can send an e-mail with a link to the page where the article appears.

Your Aetna contacts
For employees and officers: your compliance officer or internal legal counsel.  For directors: the Corporate Secretary or General Counsel.

Our Ethical Decision-Making Framework

Our working definition of ethics
At times there may be competing interests and tensions among our various constituencies (members, providers, customers, business partners and employees). Yet, common to all is the desire to build trusting, value-added relationships. Therefore, we must be guided by The Aetna Way in conducting Aetna's business.   This means that we:

•	Are clear, open, and honest:
-	Make what you know accessible to others.

-	Deliver bad news early and personally.

-	Raise concerns and problems.
•	Keep our promises:
-	Hold yourself and others accountable for targets and deadlines.

-	Do what you say you will do.

-	Take responsibility for correcting your mistakes and do all you can to correct them.
•	Are fair in our dealings with others:
-	Express differences of opinion with respect for others.

-	Assume positive intent.

-	Strive for a win-win outcome with customers, clients, employees, colleagues, providers, suppliers.
•	Uphold our legal obligations:
-	Federal, state and local laws and regulations (for example, market conduct, HIPAA privacy and security).

-	Contractual obligations.

When the right course of action is not clear, we use a six-question framework to help guide us to an ethical decision that is in keeping with Aetna's commitment to the highest standards of business conduct and integrity.

Our ethical decision-making framework
We recognize the complexity and breadth of our business and the importance of protecting Aetna's reputation. When faced with business decisions that have ethical implications, we involve the right people in considering the following questions:1

1.	Should I be troubled by this? Is this consistent with Aetna's commitment to integrity?
- Is it really an issue? Am I genuinely perplexed, or am I afraid to do what is right?

2.	Who will be affected by my decisions? How will they be affected?

- What other parties may be affected by my decisions? Another department, members, customers, providers? What will be the impact if I act, or decide not to act? Consider the Golden Rule (Treat others as you would like to be treated).

3.	What is my responsibility to act? What will happen if I don't act?
- Have I caused the problem, or has someone else? How far should I go in resolving the issue? How serious a problem is it? If it is not my problem, will someone else take action if I don't?

4.	What are the ethical considerations?
- Is it a question of legal obligations, fairness, promise keeping, honesty, doing good, or avoiding harm?

5.	Who needs to be involved in making this decision?
- Should I consult with my manager, Compliance Officer, internal legal counsel, the HR Contact Center? If I am afraid to raise this issue, should I anonymously call AlertLine®?

6.	Am I being true to myself and The Aetna Way? How would my actions appear to customers or the public?

- What kind of person or company would do what I am contemplating? Have I made the right decision for the right reason? Would I be proud to share my decision with my family? With coworkers? With regulators or public officials? How would I feel if it were reported on the front page of the newspaper?

1 Copyright 1990.  Michael Rion, all rights reserved.  Adapted with permission.